As filed with the Securities and Exchange Commission on May 13, 2008
Registration No. 333-148622

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

COLORADO GOLDFIELDS INC.
(Name of small business issuer in its charter)

Nevada	1041	20-0716175
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226
(303) 984-5324
(Address and telephone number of principal executive offices)
10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226
(Address of principal place of business or intended place of business)
Todd C. Hennis, President & Chief Executive Officer
Colorado Goldfields Inc.
10920 West Alameda Avenue, Suite 207, Lakewood, Colorado 80226
(303) 984-5324
(Name, address and telephone number of agent for service)
With copies to:
David A. Thayer, Esq.
Jackson Kelly PLLC
1099 18th Street, Suite 2150
Denver, Colorado 80202
(303) 390-0179
Approximate date of commencement of proposed sale to public:
As soon as practical after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities At registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐      Accelerated Filer ☐      Non-accelerated filer ☐      Smaller Reporting Company ☒
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to	offering price	aggregate	Amount of
securities to be registered	be registered(1)	per unit	offering price	registration fee
Common stock, $0.001par value	10,733,600	$0.69 (2)	$7,406,184 (2)	$291.06
Common stock, $0.001 par value, issuable upon exercise of Warrants	8,758,600	$0.50 (3)	4,379,300	172.11
Total			$11,785,484	$463.17 (4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.

(2)	Pursuant to Rule 457(c), estimated based upon the average of the high and low sales prices of the common stock on January 8, 2007.

(3)	Pursuant to Rule 457(d), calculated based on the exercise price of the warrants.

(4)	Previously paid.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note:
     This Pre-effective Amendment No. 3 to the Registration Statement on Form S-1 is being filed solely for the purpose of updating the exhibit list to reference Exhibit 10.11 regarding the Addendum to the Letter of Intent dated March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing., Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V. which was filed as an exhibit to Form 8-K dated and filed on May 5, 2008.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
     Included in the prospectus.
Item 25. Other Expenses of Issuance and Distribution.
     We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except for the Securities and Exchange Commission’s registration fee:

SEC registration fee	$463.17
Legal fees	50,000.00
Accounting fees	30,000.00
Blue Sky filing fees and expenses	2,000.00
Printing and engraving expenses	5,000.00
Transfer Agent fees and expenses	1,000.00
Miscellaneous	1,536.83

Total	$90,000.00

Item 26. Recent Sales Of Unregistered Securities.
     As of December 31, 2007 we have sold 96,843,600 shares of unregistered common stock and 8,758,600 warrants to purchase shares of our common stock. All of these securities were acquired from us in private placements that were exempt from registration under Section 4(2), Regulation D and/or Regulation S of the Securities Act of 1933. The following information describes the transactions in which those securities were issued. All share and warrant amounts have been adjusted for our 7.9 for one stock split effective June 18, 2007 and two-for-one stock split effective October 29, 2007.
     In connection with our incorporation and initial capitalization, we completed the following transactions: On March 18, 2004, we issued 2,500,000 shares of common stock at a price of $0.001 per share for cash proceeds of $2,500 to Gary Schellenberg, who at the time acted as our President, and who currently is our Chief Executive Officer. On March 15, 2005 we issued 2,500,000 shares of common stock to 10 non-affiliate offshore residents at a price of $0.01 per share for cash proceeds of $25,000. On June 30, 2005 we issued 575,000 shares of common stock to 23 non-affiliate offshore residents at a price of $0.05 per share for cash proceeds of $28,750.
     With respect to all of the above offerings, we completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the common stock was completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person. The subscription agreement executed between us and the investor included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the Act. The investor agreed by execution of the subscription agreement for the common stock: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an exemption from registration under the Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Act and could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

     Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.
     In November 2007, we entered into private placement subscription agreements for 8,758,600 Units with 24 offshore subscribers and four U.S. subscribers at a price of US$0.375 per unit for an aggregate subscription amount of approximately US$3,284,500. Each Unit consisted of one share of common stock and one common stock purchase warrant, which warrant entitles the holder to purchase one additional share of our common stock at a price of US$0.50 per share, for a period of two years from the closing of the private placement. We did not use the services of a placement agent although we have paid a finder’s fee of $250,000 to a European company in connection with their introductions to offshore subscribers.
     Pursuant to each subscription agreement executed in connection with the private placement, we agreed to, among other things, register for resale all of the shares of common stock issued to the subscribers, the warrants and the common stock issuable to each subscriber upon due exercise of their respective warrants. This registration statement of Form SB-2 accomplishes that requirement.
     We issued the Units to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) without registration in reliance upon the exemptions from registration set forth in Regulation S and/or Section 4(2) of the Securities Act of 1933. We issued the Units to the U.S. subscribers without registration in reliance upon the exemptions from registration set forth in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933. The subscription agreement executed between us and the investor included statements that the securities had not been registered pursuant to the Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Act or pursuant to an exemption from the 1933 Act. The investor agreed and/or acknowledged by execution of the subscription agreement for the Units: (i) to resell the securities purchased only in accordance with an available exemption from registration, such as pursuant to the provisions of Regulation S or Rule 144, or pursuant to registration statement under the 1933 Act; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with an available exemption from registration or pursuant to registration under the 1933 Act or pursuant to an exemption from registration under the 1933 Act; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the 1933 Act. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to exemptions from registration and could not be resold without registration under the 1933 Act or an applicable exemption from the registration requirements of the 1933 Act.
     Each investor was given adequate access to sufficient information about us to make an informed investment decision.

Item 27. Exhibits.
     The following exhibits are filed with, or incorporated by reference in, this registration statement:

Exhibit
Number	Description
2	Articles of Merger between Colorado Goldfields Inc. (surviving entity) and Garpa Resources, Inc., effective June 18, 2007 (filed with Form 8-K dated June 20, 2007, and incorporated herein by reference.)
3.1	Articles of Incorporation and Certificate of Changes Pursuant to NRS 78.209, effective June 18 and 29, 2007 (Articles of Incorporation filed with Registration Statement of Form SB-2, filed on November 21, 2005 (Registration Statement No. 333-129841) and incorporated herein by reference; Certificates of Change filed with Forms 8-K dated June 20, 2007 and November 2, 2007, and incorporated herein by reference.)
3.2	By-Laws (filed with Registration Statement of Form SB-2, filed on November 21, 2005 (Registration Statement No. 333-129841) and incorporated herein by reference.)
5	Opinion of Jackson Kelly PLLC*
10.1	Option Agreement, Gold King, Mayflower and Mogul Properties, between San Juan Corp., Todd C. Hennis, and Garpa Resources, Inc., dated June 17, 2007 (filed as Exhibit 10.1 to Form 8-K dated June 26, 2007, and incorporated herein by reference.)
10.2	Executive Employment Agreement between Garpa Resources, Inc. and Todd C. Hennis, dated June 17, 2007 (filed as Exhibit 10.2 to Form 8-K dated June 26, 2007, and incorporated herein by reference
10.3	Purchase and Sale Agreement between Tusco Incorporated and Garpa Resources, Inc. dated June 13, 2007 (filed as Exhibit 10.1 to Form 8-K/A dated June 28, 2007, and incorporated herein by reference.)
10.4	Amendment to Option Agreement between San Juan Corp., Todd C. Hennis, and Colorado Goldfields Inc. (fka Garpa Resources, Inc.), dated November 8, 2007 (filed as Exhibit 10.1 to Form 8-K dated November 13, 2007, and incorporated herein by reference.)
10.5	Form of Private Placement Subscription Agreement (Offshore Subscribers) (filed as Exhibit 10.1 to Form 8-K dated November 15, 2007, and incorporated herein by reference.)
10.6	Form of Private Placement Subscription Agreement (U.S. Subscribers) (filed as Exhibit 10.2 to Form 8-K dated November 15, 2007, and incorporated herein by reference.)
10.7	Option Contract (for Royalties) between Recreation Properties LTD., Thomas A. Warlick and Colorado Goldfields Inc. dated December 19, 2007.*
10.8	Employment Agreement: C. Stephen Guyer dated February 14, 2008 (filed as Exhibit 10.10 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)
10.9	2008 Stock Incentive Plan (filed as Exhibit 10.11 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)
10.10	Letter of Intent executed March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing. Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V. (filed as Exhibit 10.12 to Form 8-K dated and filed on March 18, 2008, and incorporated herein by reference.)

10.11	Addendum to the Letter of Intent dated March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing., Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V. (filed as Exhibit 10.1 to Form 8-K dated and filed on May 5, 2008, and incorporated herein by reference.)

14	Code of Business Conduct and Ethics (filed as Exhibit 14 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)
23.1	Consent of GHP Horwath, P.C.*
23.2	Consent of Manning Elliot LLP *
23.3	Consent of Jackson Kelly PLLC (included with Exhibit 5)*
23.4	Consent of E. D. Black, P.E.*
24	Power of Attorney (see signature page)

*	Previously filed.

Item 28. Undertakings.
     The undersigned registrant hereby undertakes that it will:
1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:
a.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
b.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
c.	Include any additional or changed material information on the plan of distribution.
2.	For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
3.	File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
5.	Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to this offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A of the Securities Act (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
6.	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorizes this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Lakewood, State of Colorado, on this 12th day of May, 2008.

COLORADO GOLDFIELDS INC. (Registrant)
By:	/s/ TODD C. HENNIS
Todd C. Hennis, President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Todd C. Hennis Todd C. Hennis	President & Chief Executive Officer	May 12, 2008
/s/ C. Stephen Guyer C. Stephen Guyer	Chief Financial Officer	May 12, 2008
/s/ Todd C. Hennis, as attorney in fact Gary Schellenberg	Vice President & Director	May 12, 2008
/s/ Todd C. Hennis, as attorney in fact Beverly Rich	Director	May 12, 2008
/s/ Todd C. Hennis, as attorney in fact Eric Owens	Director	May 12, 2008

EXHIBIT INDEX
     The following exhibits are filed with, or incorporated by reference in, this registration statement:

Exhibit
Number	Description
2	Articles of Merger between Colorado Goldfields Inc. (surviving entity) and Garpa Resources, Inc., effective June 18, 2007 (filed with Form 8-K dated June 20, 2007, and incorporated herein by reference.)
3.1	Articles of Incorporation and Certificate of Changes Pursuant to NRS 78.209, effective June 18 and 29, 2007 (Articles of Incorporation filed with Registration Statement of Form SB-2, filed on November 21, 2005 (Registration Statement No. 333-129841) and incorporated herein by reference; Certificates of Change filed with Forms 8-K dated June 20, 2007 and November 2, 2007, and incorporated herein by reference.)
3.2	By-Laws (filed with Registration Statement of Form SB-2, filed on November 21, 2005 (Registration Statement No. 333-129841) and incorporated herein by reference.)
5	Opinion of Jackson Kelly PLLC*
10.1	Option Agreement, Gold King, Mayflower and Mogul Properties, between San Juan Corp., Todd C. Hennis, and Garpa Resources, Inc., dated June 17, 2007 (filed as Exhibit 10.1 to Form 8-K dated June 26, 2007, and incorporated herein by reference.)
10.2	Executive Employment Agreement between Garpa Resources, Inc. and Todd C. Hennis, dated June 17, 2007 (filed as Exhibit 10.2 to Form 8-K dated June 26, 2007, and incorporated herein by reference
10.3	Purchase and Sale Agreement between Tusco Incorporated and Garpa Resources, Inc. dated June 13, 2007 (filed as Exhibit 10.1 to Form 8-K/A dated June 28, 2007, and incorporated herein by reference.)
10.4	Amendment to Option Agreement between San Juan Corp., Todd C. Hennis, and Colorado Goldfields Inc. (fka Garpa Resources, Inc.), dated November 8, 2007 (filed as Exhibit 10.1 to Form 8-K dated November 13, 2007, and incorporated herein by reference.)
10.5	Form of Private Placement Subscription Agreement (Offshore Subscribers) (filed as Exhibit 10.1 to Form 8-K dated November 15, 2007, and incorporated herein by reference.)
10.6	Form of Private Placement Subscription Agreement (U.S. Subscribers) (filed as Exhibit 10.2 to Form 8-K dated November 15, 2007, and incorporated herein by reference.)
10.7	Option Contract (for Royalties) between Recreation Properties LTD., Thomas A. Warlick and Colorado Goldfields Inc. dated December 19, 2007.*
10.8	Employment Agreement: C. Stephen Guyer dated February 14, 2008 (filed as Exhibit 10.10 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)
10.9	2008 Stock Incentive Plan (filed as Exhibit 10.11 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)
10.10	Letter of Intent executed March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing. Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V. (filed as Exhibit 10.12 to Form 8-K dated and filed on March 18, 2008, and incorporated herein by reference.)

10.11	Addendum to the Letter of Intent dated March 12, 2008 between Colorado Goldfields Inc. and C.P. Victor Salas Gamero, Ing., Victor Salas Martos, and Liliana Salas of Besmer, S.A. de C.V. (filed as Exhibit 10.1 to Form 8-K dated and filed on May 5, 2008, and incorporated herein by reference.)

14	Code of Business Conduct and Ethics (filed as Exhibit 14 to Form 8-K filed February 20, 2008, and incorporated herein by reference.)
23.1	Consent of GHP Horwath, P.C.*
23.2	Consent of Manning Elliot LLP *
23.3	Consent of Jackson Kelly PLLC (included with Exhibit 5)*
23.4	Consent of E. D. Black, P.E.*
24	Power of Attorney (see signature page)

*	Previously filed.